Exhibit 10.1
`FOURTH ADDENDUM TO LICENSE AGREEMENT
This fourth addendum (“Fourth Addendum”) is entered into this 30th day of September, 2009 by and between Reuters America LLC, a Thomson Reuters company (hereinafter “Reuters”) and GreenHaven Commodity Services, LLC (as assigned from GreenHaven, LLC) (“GCS”). This Fourth Addendum is entered into to modify the License Agreement between Reuters and GCS dated July 19th, 2006, with addendum dated October 11, 2006 (“First Addendum”), addendum dated September 18, 2007 (“Second Addendum”) and addendum dated July 7, 2008 (“Third Addendum”) (collectively the “Agreement”).
1.	For each month starting with October, 2008 and continuing until the end of the exclusive period, GCS shall pay a fee equal to 0.100% (10 basis points) per annum US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii). These payments are over and above the non-exclusive fees due under the Agreement. Any payments already made shall be non-refundable and any payments which are past due shall be paid immediately. In the event GCS is late in making any payments, all exclusivity under this license arrangement shall immediately lapse.

2.	The exclusivity period specified in Section 1 of the First Addendum shall be extended from October 1, 2009 to October 1, 2010, subject to Reuters right to terminate the exclusivity at any time in the event any of any of the following:
a. The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $90mm on December 31, 2009,
b. The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii) is less than $95mm on March 31, 2010, or
c. The US, or foreign currency equivalent, invested in the Products based upon the average daily official closing amount of invested assets as specified in Section 3(b)(iii)is less than $100mm on June 30, 2010,
3.	Except as expressly modified by this Forth Addendum, the terms of the Agreement, and any appendices or addenda thereto, shall remain in full force and effect. In the event of any inconsistencies between the terms of the Agreement or any prior addenda, and this Forth Addendum, the terms of this Addendum shall prevail and control.
IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Addendum as of the date set forth below.

Accepted by:

Reuters America LLC, a Thomson Reuters company	GreenHaven Commodity Services, LLC

By:	By:

Name:	Name:

Title:	Title:

Date:	Date: